HomeTrust Bancshares, Inc. Announces Financial Results for the First Quarter of Fiscal 2021 and an Increase in Quarterly Dividend

ASHEVILLE, N.C., October 29, 2020 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) ("Company"), the holding company of HomeTrust Bank ("Bank"), today announced preliminary net income for the first quarter of fiscal 2021, an increase in its quarterly cash dividend, and its updated response to the COVID-19 pandemic.
For the quarter ended September 30, 2020 compared to the corresponding quarter in the previous year:
•net income was $5.8 million, compared to $8.8 million;
•diluted earnings per share ("EPS") was $0.35, compared to $0.49;
•return on assets ("ROA") was 0.62%, compared to 0.99%;
•return on equity ("ROE") was 5.74%, compared to 8.57%;
•provision for credit losses was $950,000, compared to no provision;
•noninterest income increased $979,000, or 12.8% to $8.6 million from $7.7 million;
•organic net loan growth, which excludes one-to-four family loans transferred to held for sale, U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) loans, and purchases of home equity lines of credit, was $10.4 million, or 1.6% annualized compared to $73.0 million, or 11.3% annualized; and
•quarterly cash dividends continued at $0.07 per share totaling $1.1 million.
Earnings during the first quarter of fiscal 2021 continues to be negatively impacted by an economy weakened by COVID-19 as well as a lower interest rate margin due to the decrease in interest rates over the past year.
The Company also announced today that its Board of Directors declared a quarterly cash dividend of $0.08 per common share, reflecting a $0.01, or 14% increase over the previous quarter's dividend. This is the second increase of the quarterly dividend since the Company initiated cash dividends in November 2018. The dividend is payable on December 3, 2020 to shareholders of record as of the close of business on November 19, 2020.
COVID-19 Update
Loan Programs. The Company continues to offer a variety of relief options designed to support its customers and communities, including participating in the SBA PPP. As of September 30, 2020, the Company had originated $80.8 million of PPP loans for 290 customers. Net origination fees on these loans were approximately $2.1 million which were deferred and are being accreted into interest income over the life of the loans. Due to demand exceeding its capacity, the Company partnered with a third party to process and fund additional PPP loans, which to date total $32.1 million for almost 1,000 customers. The Company also continues to work with its clients to assist them with accessing other borrowing options, including the Main Street Lending Program and other government sponsored lending programs, as appropriate.

Loan Modifications. The Company is closely monitoring the effects of COVID-19 on its loan portfolio and will continue to monitor all the associated risks to minimize any potential losses. The Bank is offering payment and financial relief programs for borrowers impacted by COVID-19. These programs include loan payment deferrals for up to 90 days, waived late fees, and suspension of foreclosure proceedings and repossessions. Since March, the Company has received numerous requests from borrowers for some type of payment relief; however, the majority of these payment deferrals have ended and borrowers are again making regular loan payments. The breakout of loans deferred by loan type as of the dates indicated is as follows:

Payment Deferrals by Loan Type
	September 30, 2020		August 31, 2020		June 30, 2020
	Deferral	Percent of Total Loan Portfolio	Deferral	Percent of Total Loan Portfolio	Deferral	Percent of Total Loan Portfolio
Lodging	$60,782	2.2%	$64,686	2.4%	$108,171	4.0%
Other commercial real estate, construction and development, and commercial and industrial	27,169	1.0	43,056	1.6	367,443	13.7
Equipment finance	2,187	0.1	4,547	0.2	33,693	1.3
One-to-four family	684	—	2,360	0.1	36,821	1.4
Other consumer loans	422	—	589	—	5,203	0.2
Total	$91,244	3.3%	$115,238	4.3%	$551,331	20.5%

The Company believes the steps it is taking are necessary to effectively manage its portfolio and assist its customers through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic. In addition, the Company will continue to work with its customers to determine the best option for repayment of accrued interest on the deferred payments.
Branch Operations. Since the beginning of the pandemic, the Company has taken various steps to ensure the safety of its customers and its team members by limiting branch activities to appointment only and use of its drive-up facilities, and by encouraging the use of its digital and electronic banking channels, all the while adjusting for evolving State and Federal guidelines. On October 13, 2020, the Company reopened the lobbies of all its branches across its four state footprint with appropriate protective measures to help ensure the safety of its customers and retail banking employees.
“We were diligent in working with our customers to provide loan payment deferrals during the highest level of uncertainty of the pandemic as they adjusted their business plans to manage in the best way possible going forward,” said Dana Stonestreet, Chairman, President, and Chief Executive Officer. “In turn, our customers have been outstanding in moving back to their regular payment schedules. The 83% decline in loan payment deferrals since June 30 speaks well of our asset quality and the strength of our customers and banking markets.
“In addition, we are pleased with the positive accomplishments during this first quarter of our 2021 fiscal year. We set a new quarterly record of $96.0 million of mortgage loans originated for sale, which resulted in a gain on sale of $2.2 million. Coupled with a $1.1 million gain from the sales of SBA and home equity loans, we achieved a 41% increase in the gain on sale of loans over the prior quarter and a 45% increase over the same quarter last year. Diversifying our lines of business in recent years continues to pay dividends in operating results during this challenging pandemic operating environment. The energy, enthusiasm, and confidence of our team will continue to drive our success as we focus on maturing all of our newer and diversified lines of business to achieve financial results that create shareholder value."
Income Statement Review
Net interest income decreased to $25.5 million for the quarter ended September 30, 2020, compared to $27.1 million for the comparative quarter in fiscal 2020. The $1.6 million, or 5.8% decrease was due to a $5.8 million decrease in interest and dividend income primarily driven by lower rates on loans and commercial paper as a result of lower federal funds and other market interest rates, which was partially offset by a $4.2 million decrease in interest expense. Average interest-earning assets increased $147.6 million, or 4.5% to $3.4 billion for the quarter ended September 30, 2020. The average balance of total loans receivable increased by $125.8 million, or 4.6% compared to the same quarter last year due to organic loan growth and PPP loan originations. The average balance of commercial paper and deposits in other banks increased $61.0 million, or 16.8% driven by increases in commercial paper investments as a result of the Company's increased liquidity between the periods. The Company's investments in commercial paper have short-term maturities and limited exposure of $15.0 million or less per each highly-rated company. The overall increase in interest-earning assets was partially funded by a $158.2 million, or 48.5% increase in average noninterest-bearing deposits partially offset by a $10.0 million, or 0.4% decrease in total interest-bearing liabilities as compared to the same quarter last year. Net interest margin (on a fully taxable-equivalent basis) for the three months ended September 30, 2020 decreased to 3.00% from 3.32% for the same period a year ago.
Total interest and dividend income decreased $5.8 million, or 16.0% for the three months ended September 30, 2020 as compared to the same period last year, which was primarily driven by a $3.7 million, or 11.4% decrease in loan interest income, a $1.4 million, or 60.9% decrease in interest income from commercial paper and deposits in other banks, a $384,000, or 46.2% decrease in interest income on other interest-earning assets, and a $368,000, or 41.1% decrease in interest income on securities available for sale. The lower interest income in each category was primarily driven by the decrease in yields caused by the significant reduction in current market rates. Average loan yields decreased 72 basis points to 4.02% for the quarter ended September 30, 2020 from 4.74% in the corresponding quarter last year. Average yields on commercial paper and deposits in other banks decreased 165 basis points to 0.83% for the quarter ended September 30, 2020 from 2.48% in the corresponding quarter last year.
Total interest expense decreased $4.2 million, or 46.2% for the quarter ended September 30, 2020 compared to the same period last year. The decrease was driven by a $2.6 million, or 44.4% decrease in interest expense on deposits and a $1.6 million, or 49.2% decrease in interest expense on borrowings. Average interest-bearing deposits for the quarter ended September 30, 2020 increased $198.4 million, or 9.6%, but was more than offset by the corresponding cost of funds decrease of 56 basis points down to 0.57% compared to 1.13%. Average borrowings for the quarter ended September 30, 2020 decreased $208.4 million, or 30.5% along with a 52 basis point decrease in the average cost of borrowings compared to the same period last year. The increase in average deposits (interest and noninterest-bearing) was due to successful deposit gathering campaigns and funds from PPP loans and other government stimulus. The decrease in the average cost of borrowing was driven by the lower federal funds rate during the current quarter compared to the prior year. The overall average cost of funds decreased 61 basis points to 0.72% for the current quarter compared to 1.33% in the same quarter last year due primarily to the impact of the lower amount of borrowings and rates.
Noninterest income increased $979,000, or 12.8% to $8.6 million for the three months ended September 30, 2020 from $7.7 million for the same period in the previous year primarily due to a $1.0 million, or 45.5% increase in gain on the sale of loans, a $853,000, or 63.7% increase in other noninterest income, partially offset by a $408,000, or 46.3% decrease in loan income and fees and a $346,000, or 14.2% decrease in service charges and fees on deposit accounts. The increase in gain on the sale of loans was driven by an increase in sales of mortgage loans, home equity loans, and SBA loans. There were $96.0 million of residential mortgage loans originated for sale which were sold with gains of $2.2 million compared to $55.2 million sold and gains of $1.3 million in the corresponding quarter in the prior year. During the quarter ended September 30, 2020, $15.1 million of the guaranteed portion of SBA commercial loans were sold with gains of $1.0 million compared to $12.7 million sold and gains of $1.0 million in the corresponding quarter in the prior year. In addition, $20.0 million of home equity loans were sold during the quarter for a gain of $100,000. The increase in other noninterest income primarily related to operating lease income from the equipment finance line of business. The decrease in loan income and fees is primarily a result of lower fees from our adjustable rate conversion program and prepayment fees on equipment finance loans. The decrease in service charges on deposit accounts was a result of fewer transactions as customers have decreased spending during the pandemic.
Noninterest expense for the three months ended September 30, 2020 increased $2.5 million, or 10.5% to $26.0 million compared to $23.5 million for the three months ended September 30, 2019. The increase was primarily due to a $1.3 million, or 9.3% increase in salaries and employee benefits as a result of new positions, mortgage loan origination incentives, and annual salary increases; a $1.1 million, or 35.9% increase in other expenses, mainly driven by depreciation from our equipment finance line of business; a $511,000, or 100% increase in deposit insurance premiums as a result of credits being issued by the Federal Deposit Insurance Corporation in the prior year period, and a $283,000, or 14.0% increase in computer services. Partially offsetting these increases was a cumulative decrease of $716,000, or 16.9% in net occupancy expense; marketing and advertising expense; telephone, postage, and supplies expense; and core deposit intangible amortization for the three months ended September 30, 2020 compared to the same period last year.
For the three months ended September 30, 2020, the Company's income tax expense decreased $951,000, or 39.7% to $1.4 million from $2.4 million as a result of lower taxable income. The effective tax rate for the three months ended September 30, 2020 and 2019 was 20.1% and 21.4%, respectively.
Balance Sheet Review
Total assets and liabilities remained at $3.7 billion and $3.3 billion, at September 30, 2020 as compared to June 30, 2020, respectively. The cumulative decrease of $82.0 million, or 14.8% in cash and cash equivalents, commercial paper, and securities available for sale was mainly used to fund the $47.8 million, or 61.9% increase in loans held for sale and the $43.7 million, or 1.6% decrease in deposits. The increase in loans held for sale primarily relates to home equity loans originated for sale during the period.
On July 1, 2020, the Company adopted the current expected credit loss ("CECL") accounting standard in accordance with Accounting Standards Update ("ASU") 2016-13, "Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments." The cumulative effect adjustment from this change in accounting policy resulted in an increase in our allowance for credit loss for loans of $14.8 million, additional deferred tax assets of $3.9 million, additional reserve for unfunded loan commitments of $2.3 million, and a reduction to retained earnings of $13.2 million. In addition, an allowance for credit loss for commercial paper was established for $250,000 with a deferred tax asset of $58,000. The adoption of this ASU did not have an effect on available for sale debt securities for the three months ended September 30, 2020.
Stockholders' equity at September 30, 2020 decreased $7.9 million, or 1.9% to $400.4 million compared to $408.3 million at June 30, 2020. Changes within stockholders' equity included $5.8 million in net income and $506,000 in stock-based compensation, offset by $13.4 million related to the adoption of the new CECL accounting standard and $1.1 million related to cash dividends declared. As of September 30, 2020, the Bank and the Company were considered "well capitalized" in accordance with their regulatory capital guidelines and exceeded all regulatory capital requirements.
Asset Quality
The allowance for credit losses was $43.1 million, or 1.56% of total loans, at September 30, 2020 compared to $28.1 million, or 1.01% of total loans, at June 30, 2020. The allowance for credit losses to total gross loans excluding PPP loans was 1.61% at September 30, 2020, compared to 1.04% at June 30, 2020. The overall increase was driven by additional allowance stemming from the Company's adoption of the new CECL accounting standard.
There was a $950,000 provision for credit losses for the quarter ended September 30, 2020, compared to no provision for the corresponding period in fiscal year 2020. The increase in the current quarter provision was primarily driven by changes in the mix of loans. Net loan charge-offs totaled $699,000 for the three months ended September 30, 2020, compared to $115,000 for the same period last year. Net charge-offs as a percentage of average loans were 0.10% and 0.02% for the quarter ended September 30, 2020 and 2019, respectively.

Nonperforming assets decreased by $1.7 million, or 10.4% to $14.6 million, or 0.40% of total assets at September 30, 2020 compared to $16.3 million, or 0.44% of total assets at June 30, 2020. Nonperforming assets included $14.4 million in nonaccruing loans and $144,000 in REO at September 30, 2020, compared to $15.9 million and $337,000 in nonaccruing loans and REO, respectively, at June 30, 2020. Included in nonperforming loans are $5.3 million of loans restructured from their original terms of which $4.2 million were current at September 30, 2020, with respect to their modified payment terms. Nonperforming loans to total loans was 0.52% at September 30, 2020 and 0.58% at June 30, 2020.
The ratio of classified assets to total assets decreased to 0.73% at September 30, 2020 from 0.84% at June 30, 2020 due to the decrease in classified loans during fiscal 2021. Classified assets decreased to $26.7 million at September 30, 2020 compared to $31.1 million at June 30, 2020 primarily due to $2.1 million in payoffs and $1.8 million in charge-offs during the quarter. The Company's overall asset quality metrics continue to demonstrate its commitment to growing and maintaining a loan portfolio with a moderate risk profile; however, the Company will remain diligent in its review of the portfolio and overall economy as it continues to maneuver through the uncertainty surrounding COVID-19.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of September 30, 2020, the Company had assets of $3.7 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 40 locations as well as online/mobile channels. Locations include: North Carolina (including the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), Upstate South Carolina (Greenville), East Tennessee (including Kingsport/Johnson City/Bristol, Knoxville, and Morristown) and Southwest Virginia (including the Roanoke Valley). The Bank is the 2nd largest community bank headquartered in North Carolina.
Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially, from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in HomeTrust's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on our website at www.htb.com and on the SEC's website at www.sec.gov. These risks could cause our actual results for fiscal 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect our operating and stock performance. Any of the forward-looking statements that we make in this press release or the documents we file with or furnish to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors described above or because of other factors that we cannot foresee. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

WEBSITE: WWW.HOMETRUSTBANCSHARES.COM
Contact:
Dana L. Stonestreet – Chairman, President and Chief Executive Officer
Tony J. VunCannon – Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
828-259-3939

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	September 30, 2020	June 30, 2020(1)	March 31, 2020	December 31, 2019	September 30, 2019
Assets
Cash	$29,472	$31,908	$41,206	$47,213	$52,082
Interest-bearing deposits	141,672	89,714	40,855	41,705	65,011
Cash and cash equivalents	171,144	121,622	82,061	88,918	117,093
Commercial paper	204,867	304,967	281,955	253,794	254,302
Certificates of deposit in other banks	52,361	55,689	57,544	47,628	50,117
Securities available for sale, at fair value	96,159	127,537	158,621	146,022	165,714
Other investments, at cost	38,949	38,946	41,201	36,898	45,900
Loans held for sale	124,985	77,177	38,682	118,055	289,319
Total loans, net of deferred loan costs	2,769,396	2,769,119	2,663,524	2,554,541	2,508,730
Allowance for credit losses	(43,132)	(28,072)	(26,850)	(22,031)	(21,314)
Net loans	2,726,264	2,741,047	2,636,674	2,532,510	2,487,416
Premises and equipment, net	59,418	58,462	58,738	58,020	58,509
Accrued interest receivable	10,648	12,312	9,501	9,714	10,434
Real estate owned ("REO")	144	337	1,075	1,451	2,582
Deferred income taxes	19,209	16,334	21,750	22,066	24,257
Bank owned life insurance ("BOLI")	92,775	92,187	91,612	91,048	90,499
Goodwill	25,638	25,638	25,638	25,638	25,638
Core deposit intangibles	840	1,078	1,381	1,715	2,088
Other assets	50,633	49,519	41,600	36,755	31,441
Total Assets	$3,674,034	$3,722,852	$3,548,033	$3,470,232	$3,655,309
Liabilities and Stockholders' Equity
Liabilities
Deposits	$2,742,046	$2,785,756	$2,554,787	$2,557,769	$2,494,194
Borrowings	475,000	475,000	535,000	435,000	685,000
Other liabilities	56,637	53,833	52,806	60,468	63,047
Total liabilities	3,273,683	3,314,589	3,142,593	3,053,237	3,242,241
Stockholders' Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued or outstanding	—	—	—	—	—
Common stock, $0.01 par value, 60,000,000 shares authorized (2)	170	170	171	177	178
Additional paid in capital	170,204	169,648	170,368	182,366	186,359
Retained earnings	234,023	242,776	240,325	240,312	232,315
Unearned Employee Stock Ownership Plan ("ESOP") shares	(6,216)	(6,348)	(6,480)	(6,612)	(6,744)
Accumulated other comprehensive income	2,170	2,017	1,056	752	960
Total stockholders' equity	400,351	408,263	405,440	416,995	413,068
Total Liabilities and Stockholders' Equity	$3,674,034	$3,722,852	$3,548,033	$3,470,232	$3,655,309
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(1)Derived from audited financial statements.
(2)Shares of common stock issued and outstanding were 17,020,724 at September 30, 2020; 17,021,357 at June 30, 2020; 17,101,954 at March 31, 2020; 17,664,384 at December 31, 2019; and 17,818,145 at September 30, 2019.

Consolidated Statements of Income (Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
(Dollars in thousands)	2020	2020	2019
Interest and Dividend Income
Loans	$28,592	$28,008	$32,266
Commercial paper and interest-bearing deposits	881	1,740	2,253
Securities available for sale	528	786	896
Other investments	448	540	832
Total interest and dividend income	30,449	31,074	36,247
Interest Expense
Deposits	3,253	4,692	5,853
Borrowings	1,687	1,694	3,321
Total interest expense	4,940	6,386	9,174
Net Interest Income	25,509	24,688	27,073
Provision for Credit Losses	950	2,700	—
Net Interest Income after Provision for Credit Losses	24,559	21,988	27,073
Noninterest Income
Service charges and fees on deposit accounts	2,097	2,030	2,443
Loan income and fees	474	447	882
Gain on sale of loans held for sale	3,344	2,369	2,299
BOLI income	532	522	697
Other, net	2,192	1,855	1,339
Total noninterest income	8,639	7,223	7,660
Noninterest Expense
Salaries and employee benefits	15,207	14,172	13,912
Net occupancy expense	2,293	2,256	2,342
Computer services	2,307	2,121	2,024
Telephone, postage, and supplies	662	813	802
Marketing and advertising	325	156	679
Deposit insurance premiums	511	426	—
Loss (gain) on sale and impairment of REO	(35)	448	(19)
REO expense	248	193	258
Core deposit intangible amortization	238	303	411
Other	4,244	3,764	3,124
Total noninterest expense	26,000	24,652	23,533
Income Before Income Taxes	7,198	4,559	11,200
Income Tax Expense	1,445	964	2,396
Net Income	$5,753	$3,595	$8,804

Per Share Data

	Three months ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Net income per common share:(1)
Basic	$0.35	$0.22	$0.51
Diluted	$0.35	$0.22	$0.49
Average shares outstanding:
Basic	16,230,990	16,217,185	17,097,647
Diluted	16,469,242	16,489,125	17,753,657
Book value per share at end of period	$23.52	$23.99	$23.18
Tangible book value per share at end of period (2)	$21.98	$22.44	$21.65
Cash dividends declared per common share	$0.07	$0.07	$0.06
Total shares outstanding at end of period	17,020,724	17,021,357	17,818,145
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(1)Basic and diluted net income per common share have been prepared in accordance with the two-class method.
(2)See Non-GAAP reconciliation tables below for adjustments.

Selected Financial Ratios and Other Data

	Three Months Ended
	September 30,	June 30,	September 30,
	2020	2020	2019
Performance ratios: (1)
Return on assets (ratio of net income to average total assets)	0.62%	0.39%	0.99%
Return on equity (ratio of net income to average equity)	5.74	3.54	8.57
Tax equivalent yield on earning assets(2)	3.57	3.66	4.43
Rate paid on interest-bearing liabilities	0.72	0.95	1.33
Tax equivalent average interest rate spread (2)	2.85	2.71	3.10
Tax equivalent net interest margin(2) (3)	3.00	2.92	3.32
Average interest-earning assets to average interest-bearing liabilities	125.21	127.89	119.41
Operating expense to average total assets	2.81	2.67	2.64
Efficiency ratio	76.14	77.25	67.75
Efficiency ratio - adjusted (4)	75.45	76.51	67.20
_____________________________
(1)Ratios are annualized where appropriate.
(2)The weighted average rate for municipal leases is adjusted for a 24% combined federal and state tax rate since the interest from these leases is tax exempt.
(3)Net interest income divided by average interest-earning assets.
(4)See Non-GAAP reconciliation tables below for adjustments.

	At or For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Asset quality ratios:
Nonperforming assets to total assets(1)	0.40%	0.44%	0.47%	0.45%	0.37%
Nonperforming loans to total loans(1)	0.52	0.58	0.59	0.56	0.43
Total classified assets to total assets	0.73	0.84	0.86	0.90	0.84
Allowance for credit losses to nonperforming loans(1)	299.11	176.30	171.40	154.48	195.88
Allowance for credit losses to total loans	1.56	1.01	1.01	0.86	0.85
Allowance for credit losses to total gross loans excluding PPP loans(2)	1.61	1.04	N/A	N/A	N/A
Net charge-offs (recoveries) to average loans (annualized)	0.10	0.21	0.09	(0.05)	0.02
Capital ratios:
Equity to total assets at end of period	10.90%	10.97%	11.43%	12.02%	11.30%
Tangible equity to total tangible assets(2)	10.25	10.33	10.76	11.33	10.63
Average equity to average assets	10.85	11.02	11.80	11.52	11.54
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(1)Nonperforming assets include nonaccruing loans, consisting of certain restructured loans, and REO. There were no accruing loans more than 90 days past due at the dates indicated. At September 30, 2020, there were $5.3 million of restructured loans included in nonaccruing loans and $7.2 million, or 50.3% of nonaccruing loans were current on their loan payments.
(2)See Non-GAAP reconciliation tables below for adjustments.

Average Balance Sheet Data

	For the Three Months Ended September 30,
	2020			2019
	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)	Average Balance Outstanding	Interest Earned/ Paid(2)	Yield/ Rate(2)
(Dollars in thousands)
Assets:
Interest-earning assets:
Loans receivable(1)	$2,875,432	$28,902	4.02%	$2,749,635	$32,551	4.74%
Commercial paper and deposits in other banks	424,170	881	0.83%	363,123	2,253	2.48%
Securities available for sale	106,268	528	1.99%	138,709	896	2.58%
Other interest-earning assets(3)	38,946	448	4.61%	45,710	832	7.28%
Total interest-earning assets	3,444,816	30,759	3.57%	3,297,177	36,532	4.43%
Other assets	251,648			264,375
Total assets	$3,696,464			$3,561,552
Liabilities and equity:
Interest-bearing deposits:
Interest-bearing checking accounts	560,481	397	0.28%	441,524	319	0.29%
Money market accounts	825,545	550	0.27%	718,981	1,761	0.98%
Savings accounts	200,543	37	0.07%	172,393	52	0.12%
Certificate accounts	689,709	2,269	1.32%	744,956	3,721	2.00%
Total interest-bearing deposits	2,276,278	3,253	0.57%	2,077,854	5,853	1.13%
Borrowings	475,000	1,687	1.42%	683,413	3,321	1.94%
Total interest-bearing liabilities	2,751,278	4,940	0.72%	2,761,267	9,174	1.33%
Noninterest-bearing deposits	484,336			326,105
Other liabilities	59,935			63,101
Total liabilities	3,295,549			3,150,473
Stockholders' equity	400,915			411,079
Total liabilities and stockholders' equity	$3,696,464			$3,561,552

Net earning assets	$693,538			$535,910
Average interest-earning assets to
average interest-bearing liabilities	125.21%			119.41%
Tax-equivalent:
Net interest income		$25,819			$27,358
Interest rate spread			2.85%			3.10%
Net interest margin(4)			3.00%			3.32%
Non-tax-equivalent:
Net interest income		$25,509			$27,073
Interest rate spread			2.82%			3.07%
Net interest margin(4)			2.96%			3.28%
__________________
(1) The average loans receivable, net balances include loans held for sale and nonaccruing loans.
(2) Interest income used in the average interest earned and yield calculation includes the tax equivalent adjustment of $310 and $285 for the three months ended September 30, 2020 and 2019, respectively, calculated based on a combined federal and state tax rate of 24%.
(3) The average other interest-earning assets consist of FRB stock, FHLB stock, and SBIC investments.
(4) Net interest income divided by average interest-earning assets.

Loans

(Dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Retail consumer loans:
One-to-four family	$460,315	$473,693	$487,777	$417,255	$396,649
HELOCs - originated	132,986	137,447	144,804	142,989	141,129
HELOCs - purchased	61,535	71,781	82,232	92,423	104,324
Construction and land/lots	79,868	81,859	80,765	71,901	85,319
Indirect auto finance	127,787	132,303	135,449	142,533	147,808
Consumer	8,767	10,259	11,576	11,102	11,400
Total retail consumer loans	871,258	907,342	942,603	878,203	886,629
Commercial loans:
Commercial real estate	1,068,464	1,052,906	990,693	998,019	990,787
Construction and development	217,288	215,934	249,714	223,839	203,494
Commercial and industrial	151,342	154,825	164,539	152,727	158,706
Equipment finance	248,071	229,239	198,962	185,427	154,479
Municipal leases	130,215	127,987	115,992	115,240	114,382
PPP loans	80,816	80,697	—	—	—
Total commercial loans	1,896,196	1,861,588	1,719,900	1,675,252	1,621,848
Total loans	2,767,454	2,768,930	2,662,503	2,553,455	2,508,477
Deferred loan costs, net	1,942	189	1,021	1,086	253
Total loans, net of deferred loan costs	2,769,396	2,769,119	2,663,524	2,554,541	2,508,730
Allowance for credit losses	(43,132)	(28,072)	(26,850)	(22,031)	(21,314)
Loans, net	$2,726,264	$2,741,047	$2,636,674	$2,532,510	$2,487,416
Deposits

(Dollars in thousands)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Core deposits:
Noninterest-bearing accounts	$458,157	$429,901	$322,812	$327,320	$327,371
NOW accounts	608,968	582,299	496,561	457,428	449,623
Money market accounts	826,970	836,738	801,424	815,949	769,000
Savings accounts	202,787	197,676	169,792	167,520	169,872
Total core deposits	2,096,882	2,046,614	1,790,589	1,768,217	1,715,866
Certificates of deposit	645,164	739,142	764,198	789,552	778,328
Total deposits	$2,742,046	$2,785,756	$2,554,787	$2,557,769	$2,494,194

Non-GAAP Reconciliations
In addition to results presented in accordance with generally accepted accounting principles utilized in the United States ("GAAP"), this earnings release contains certain non-GAAP financial measures, which include: the efficiency ratio; tangible book value; tangible book value per share; tangible equity to tangible assets ratio; and the ratio of the allowance for credit losses to total loans excluding PPP loans. The Company believes these non-GAAP financial measures and ratios as presented are useful for both investors and management to understand the effects of certain items and provides an alternative view of the Company's performance over time and in comparison to the Company's competitors. These non-GAAP measures have inherent limitations, are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for total stockholders' equity or operating results determined in accordance with GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Set forth below is a reconciliation to GAAP of our efficiency ratio:

	Three Months Ended
(Dollars in thousands)	September 30,	June 30,	September 30,
	2020	2020	2019
Noninterest expense	$26,000	$24,652	$23,533

Net interest income	$25,509	$24,688	$27,073
Plus noninterest income	8,639	7,223	7,660
Plus tax equivalent adjustment	310	311	285
Net interest income plus noninterest income – as adjusted	$34,458	$32,222	$35,018
Efficiency ratio - adjusted	75.45%	76.51%	67.20%
Efficiency ratio	76.14%	77.25%	67.75%

Set forth below is a reconciliation to GAAP of tangible book value and tangible book value per share:

	As of
(Dollars in thousands, except per share data)	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2019	2019	2019
Total stockholders' equity	$400,351	$408,263	$405,440	$416,995	$413,068
Less: goodwill, core deposit intangibles, net of taxes	26,285	26,468	26,701	26,959	27,246
Tangible book value (1)	$374,066	$381,795	$378,739	$390,036	$385,822
Common shares outstanding	17,020,724	17,016,372	17,101,954	17,664,384	17,818,145
Tangible book value per share	$21.98	$22.44	$22.15	$22.08	$21.65
Book value per share	$23.52	$23.99	$23.71	$23.61	$23.18
(1)    Tangible book value is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of tangible equity to tangible assets:

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2019	2019	2019
	(Dollars in thousands)
Tangible equity(1)	$374,066	$381,795	$378,739	$390,036	$385,822
Total assets	3,674,034	3,722,852	3,548,033	3,470,232	3,655,609
Less: goodwill, core deposit intangibles, net of taxes	26,285	26,468	26,701	26,959	27,246
Total tangible assets(2)	$3,647,749	$3,696,384	$3,521,332	$3,443,273	$3,628,363
Tangible equity to tangible assets	10.25%	10.33%	10.76%	11.33%	10.63%
(1)    Tangible equity (or tangible book value) is equal to total stockholders' equity less goodwill and core deposit intangibles, net of related deferred tax liabilities.
(2)    Total tangible assets is equal to total assets less goodwill and core deposit intangibles, net of related deferred tax liabilities.

Set forth below is a reconciliation to GAAP of the allowance for credit losses to total loans (excluding net deferred loan costs) and the allowance for credit losses as adjusted to exclude PPP loans:

	As of
(Dollars in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
	2020	2020	2020	2019	2019
Total gross loans receivable (GAAP)	$2,767,454	$2,768,930	$2,662,503	$2,553,455	$2,508,477
Less: PPP loans (1)	80,816	80,697	—	—	—
Adjusted loans (non-GAAP)	$2,686,638	$2,688,233	$2,662,503	$2,553,455	$2,508,477

Allowance for credit losses (GAAP)	$43,132	$28,072	$26,850	$22,031	$21,314
Allowance for credit losses / Adjusted loans (non-GAAP)	1.61%	1.04%	1.01%	0.86%	0.85%
(1)    PPP loans are fully guaranteed loans by the U.S, government and became available with the CARES Act.